NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Rodney Young Chief Financial Officer (650) 475-3100 x128

STEMCELLS, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS
AND ANNOUNCES REDUCTION IN FORCE

PALO ALTO, Calif., May 4, 2011 – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today reported financial results for the first quarter ended March 31, 2011. The Company also announced it is reducing its US-based workforce by 30 percent to reduce its cash burn rate and extend its financial resources in order to focus on advancing the clinical development of its lead product candidate HuCNS-SC® cells (purified human neural stem cells) as a potential treatment for spinal cord injury, myelination disorders, age-related macular degeneration, and other central nervous system disorders.

“While decisions of this nature are never easy, we believe we are taking the necessary and appropriate steps to execute our clinical agenda and thereby maximize shareholder value,” said Martin McGlynn, President and CEO of StemCells, Inc. “For the past several years, we have been investing significant resources to conduct the extensive research and preclinical studies needed to advance our HuCNS-SC neural stem cells into human clinical testing, and to manufacture a sufficient number of cGMP compliant cell banks to conduct those clinical trials. Now, with multiple clinical trials underway and others soon to begin, we will be generating clinical data regarding the therapeutic potential of our HuCNS-SC cells as these trials run their course. We anticipate that this reduction in force, combined with other initiatives to reduce our infrastructure and overhead costs, will put our burn rate on a downward trajectory for the next several years as we reap the rewards of those earlier investments.”

StemCells is currently conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland, and expects to enroll and dose the first cohort of that trial this year. The Company has completed patient enrollment in a Phase I trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, and results of this trial are expected to be reported in early 2012. In addition, the Company plans to file an IND in the fourth quarter of this year to initiate a Phase I/II clinical trial of HuCNS-SC cells in age-related macular degeneration, which is the leading cause of vision loss in people over the age of 55.

First Quarter and Recent Business Highlights

Therapeutic Product Development

•	In February 2011, we completed enrollment and dosing of the fourth and final patient in a Phase I trial of our HuCNS-SC cells in PMD. Results of this trial will be reported in early 2012.

•	In March 2011, we initiated a Phase I/II clinical trial of our HuCNS-SC cells in chronic spinal cord injury. This trial will accrue patients with both complete and incomplete degrees of paralysis who are three to 12 months post-injury. The trial is being conducted in Switzerland at the Balgrist University Hospital, University of Zurich, a world leading medical center for spinal cord injury and rehabilitation.

•	In April 2011, we discontinued a Phase Ib clinical trial of our HuCNS-SC cells in neuronal ceroid lipofuscinosis (NCL, also referred to as Batten disease). NCL is a rare and fatal neurodegenerative disorder in children, and this Phase Ib trial was designed to enroll patients with less neuronal degeneration than patients in our Phase I NCL trial. However, despite six months of effort, no patients meeting the eligibility criteria for the trial were identified and we terminated the trial due to lack of patient accrual.

•	In April 2011, we entered into a research collaboration with Frank LaFerla, Ph.D., a world renowned leader in Alzheimer’s disease research, to study the therapeutic potential of our HuCNS-SC cells in Alzheimer’s disease. Dr. LaFerla is director of the University of California, Irvine (UCI) Institute for Memory Impairments and Neurological Disorders (UCI MIND), and his published research has shown that mouse neural stem cells enhance memory in a mouse model of Alzheimer’s disease. The goal of this collaboration is to replicate these results using our human neural stem cells.

Tools and Technologies Programs

•	In January 2011, we launched two new antibody reagents that have utility for the detection of a range of different human cell types. These new reagents expand our SC Proven® portfolio of innovative stem cell research products.

•	In March 2011, we launched nine new purified nucleic acid and protein stem cell lysate products and three related kits to further broaden our SC Proven portfolio of media and reagents. These new, serum-free reagents enable stem cell researchers to more accurately test and validate stem cell lines and associated genes and gene products.

•	In March 2011, we launched three new cell culture supplements for the derivation, culture and differentiation of human and mouse embryonic stem cells, induced pluripotent stem (iPS) cells, and tissue-derived neural stem cells. These new SC Proven supplements provide stem cell researchers with well-defined reagents that are free of the serum and animal protein-derived contaminants that can cause variability of performance and impair analyses.

Financing Activities

•	In January 2011, we raised gross proceeds of $10,000,000 through the sale of 10,000,000 shares of common stock to selected institutional investors at a price of $1.00 per share. The investors were also granted an option to purchase an additional 6,000,000 shares at $1.00 per share. The option was not exercised and expired on February 18, 2011.

First Quarter Financial Results

For the first quarter of 2011, the Company reported a net loss of $5,747,000, or $(0.04) per share, compared with a net loss of $6,124,000, or $(0.05) per share, for the first quarter of 2010. Loss from operations in the first quarter of 2011 was $7,509,000, which was 1% lower than the $7,601,000 loss from operations in the first quarter of 2010.

Total revenue during the first quarter of 2011 was $221,000, compared to $230,000 in the same period of 2010. Revenue from product sales in the first quarter of 2011 was $149,000, which was a 28% increase compared to the same period of the prior year. This growth was driven by both increased unit volumes and new product launches in the Company’s SC Proven media and reagents business. Revenue from licensing agreements and grants was $72,000, which was a 37% decrease compared to the previous year primarily due to the completion and termination of several projects funded by grants.

Total operating expenses in the first quarter of 2011 were $7,676,000, compared to $7,787,000 in the same period of 2010. Selling, general and administrative expenses of $2,076,000 were 20% lower in the first quarter of 2011 compared to the first quarter of 2010, while research and development expenses of $5,525,000 were 10% higher than the first quarter of 2010 as the Company continued to prioritize its product development efforts.

Other income in the first quarter of 2011 was $1,762,000, compared to $1,477,000 in the first quarter of 2010. This increase was primarily due to a decrease in the estimated fair value of warrant liability, which totaled $1,783,000 in the first quarter of 2011 and $1,516,000 in the first quarter of 2010.

Cash, cash equivalents and marketable securities at March 31, 2011 totaled $21,623,000, compared with $19,899,000 at December 31, 2010. The Company raised approximately $9,400,000 in net proceeds in a financing in January 2011. For the first quarter of 2011, net cash used in operating activities was $7,418,000, which was 5% lower than the same period in 2010.

Reduction in Force

The Company is eliminating 20 full-time positions in its US-based workforce, primarily in the research and general and administrative areas, while maintaining a critical translational science capability to support the advancement of its preclinical and clinical development programs. The Company estimates this action will generate annual expense reductions of approximately $2.3 million, primarily from savings in salaries and benefits and reductions in laboratory supply costs. When combined with previous steps taken to reduce operating expenses and cash burn, the Company is targeting an annualized cash burn “run rate” of approximately $18 million going into 2012.

The Company estimates it will record a one-time charge for severance and related expenses of approximately $300,000 in the second quarter ending June 30, 2011.

Conference Call

StemCells will host a live conference call and webcast today, May 4, at 4:30 PM Eastern Time (1:30 PM Pacific Time) to discuss its financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of the Company’s website at http://investor.stemcellsinc.com/phoenix.zhtml?c=86230&p=irol-irhome. An archived version of the webcast will be available for replay on the Company’s website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders. Clinical trials are currently underway in spinal cord injury and in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children. In addition, the Company plans to file an IND by year-end 2011 to initiate a clinical trial of HuCNS-SC cells in age-related macular degeneration, and is also pursuing preclinical studies of its HuCNS-SC cells in Alzheimer’s disease and stroke. StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and drug development. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospect associated with beginning to detect potential clinical benefit from the use of the Company’s HuCNS-SC cells; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the prospect for growth in the Company’s product sales; the ability to realize cost savings from the announced reduction in force; the ability to realize the benefit of the Company’s earlier investments in process development and manufacturing; the adequacy of our existing supply of HuCNS-SC cells to complete our ongoing and planned clinical trials; and the timing and prospects associated with filing an IND to initiate a clinical trial in age-related macular degeneration. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, PMD or any other condition; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in spinal cord injury, PMD or in future clinical trials of proposed therapies for other diseases or conditions such as age-related macular degeneration; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials in spinal cord injury, PMD, age-related macular degeneration, or in proposed therapies for other diseases or conditions; uncertainties regarding the potential for the Company to grow its SC Proven business and to advance the development and commercialization of stem cell-based assays for drug discovery and development; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations, including such operations of the Company for non-therapeutic applications, and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

— more —

StemCells, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended
	March 31
	2011	2010
Revenue:
Revenue from licensing agreements and grants	$72	$114
Revenue from product sales	149	116

Total revenue	221	230
Cost of product sales	54	44

Gross profit	167	186

Operating expenses:
Research and development	5,525	5,037
Selling, general and administrative	2,076	2,585
Wind-down expenses	75	165

Total operating expenses	7,676	7,787

Loss from operations	(7,509)	(7,601)

Other income (expense):
Change in fair value of warrant liability	1,783	1,516
Interest expense, net	(19)	(25)
Other expense, net	(2)	(14)

Total other income (expense)	1,762	1,477

Net loss	$(5,747)	$(6,124)

Basic and diluted net loss per share	$(0.04)	$(0.05)

Shares used to compute basic and diluted
loss per share	136,799,125	118,959,136

— more —

StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2011	December 31, 2010

ASSETS:
Current Assets:
Cash & cash equivalents	$13,066	$19,708
Marketable securities	8,557	191
Other current assets	1,316	1,270

Total current assets	22,939	21,169

Property, plant and equipment, net	2,401	2,627
Goodwill and other intangible assets, net	4,976	4,874
Other assets, non-current	1,931	1,932

Total assets	$32,247	$30,602

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	4,385	5,528
Fair value of warrant liability	4,889	6,672
Other non-current liabilities	2,926	2,921
Stockholders’ equity	20,047	15,481
Total liabilities and stockholders’ equity	$32,247	$30,602

# # # #